As filed with the Securities and Exchange Commission on January 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ScanSource, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	57-0965380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Logue Court

Greenville, South Carolina 29615

(864) 288-2432

(Address of Principal Executive Offices) (Zip Code)

SCANSOURCE, INC. 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Matthew S. Dean

Senior Executive Vice President, Chief Legal Officer and Corporate Secretary

ScanSource, Inc.

6 Logue Court

Greenville, South Carolina 29615

(Name and address of agent for service)

(864) 288-2432

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value	1,600,000(1)	$32.06(2)	$ 51,296,000(2)	$ 4,755.14(2)

(1)

This Registration Statement on Form S-8 covers shares of common stock, no par value (the “Common Stock”) of ScanSource, Inc. (the “Company” or the “Registrant”) (i) issuable pursuant to the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”) or (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)

Estimated pursuant to Rules 457(h) and 457(c) under the 1933 Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on January 21, 2022.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference, to the extent that such documents are considered filed with the Commission:

(1)     The Registrant’s Annual Report on Form 10-K, for the fiscal year ended June 30, 2021, as amended by the Registrant’s Amendment No. 1 to Form 10-K on Form 10-K/A.

(2)    The Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2021.

(3)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on August  24, 2021 and December 23, 2021.

(4)    The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October  5, 1995, as updated by the description of the Registrant’s capital stock contained in the Registrant’s Annual Report on Form 10-K, for the annual period ended June 30, 2019, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), provides the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. The SCBCA also mandates the indemnification of the Company’s directors, unless limited by a company’s articles of incorporation, who are wholly successful on the merits in the defense of any proceeding to which the director was a party because he or she is or was a director of the Company against reasonable expenses incurred by his or her in connection with the proceeding. As permitted by the SCBCA, the Company’s Amended and Restated Articles of Incorporation, as amended, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution as set forth in Section 33-8-330 of the SCBCA or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions eliminate the right to recover monetary damages from directors except in limited circumstances, rights to seek injunctive or other non-monetary relief is not eliminated.

The Company’s Amended and Restated Bylaws also provide the Company with the power and authority to the fullest extent legally permissible under the SCBCA to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company’s representatives in certain circumstances (regardless of whether such proceeding is by or in the right of the Company) against all expenses, liabilities and losses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are suffered or reasonably incurred in connection with the person’s service. The Company’s Bylaws mandate indemnification of such persons in certain circumstances and set forth such indemnification provisions as a contractual right of such persons. However, such right is not exclusive of any other right which a director, officer or representative may have or acquire. Directors, officers and representatives are further entitled to any respective rights of indemnification under any bylaw, agreement, vote of shareholders, insurance, provision of law or otherwise, in addition to the indemnification rights outlined in the Company’s Amended and Restated Bylaws. Unless a determination has been made that indemnification is not permissible, and upon receipt of any written affirmation required by the SCBCA from the director, officer or representative to be indemnified, the Company shall make advances and reimbursements for expenses incurred by such person in a proceeding upon receipt of an undertaking from such person to repay the same if it is ultimately determined that such person is not entitled to indemnification.

In addition, the Company maintains directors’ and officers’ liability insurance covering some liabilities for actions taken by directors and officers in their capacities as such.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page hereto)

99.1	ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s proxy statement dated December 7, 2021)

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on January 27, 2022.

SCANSOURCE, INC.

By:	/s/ Michael L. Baur
Name:	Michael L. Baur
Title:	Chief Executive Officer and President

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael L. Baur, Stephen T. Jones or Matthew S. Dean or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael L. Baur Michael L. Baur	Chairman, Chief Executive Officer and President (Principal Executive Officer)	January 27, 2022

/s/ Stephen T. Jones Stephen T. Jones	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2022

/s/ Peter C. Browning Peter C. Browning	Lead Independent Director	January 27, 2022

/s/ Frank E. Emory, Jr. Frank E. Emory, Jr.	Director	January 27, 2022

/s/ Michael J. Grainger Michael J. Grainger	Director	January 27, 2022

/s/ Charles A. Mathis Charles A. Mathis	Director	January 27, 2022

/s/ Dorothy F. Ramoneda Dorothy F. Ramoneda	Director	January 27, 2022

/s/ Jeffrey R. Rodek Jeffrey R. Rodek	Director	January 27, 2022

/s/ Elizabeth O. Temple Elizabeth O. Temple	Director	January 27, 2022

/s/ Charles R. Whitchurch Charles R. Whitchurch	Director	January 27, 2022